UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2007
R. G. BARRY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-8769	31-4362899

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13405 Yarmouth Road N.W., Pickerington, Ohio 43147
(Address of principal executive offices) (Zip Code)
(614) 864-6400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations.
Item 1.01      Entry into a Material Definitive Agreement.
     On March 29, 2007, R. G. Barry Corporation (the “Company”) and The Huntington National Bank (“Huntington”) entered into an unsecured Revolving Credit Agreement (the “New Facility”). The New Facility replaces the existing secured, asset-based financing agreement between the Company and The CIT Group/Commercial Services, Inc. (“CIT”) dated March 31, 2005, and which was due to expire on March 31, 2007. As is discussed more thoroughly under Item 1.02 below, the asset-based financing agreement with CIT was terminated in connection with the New Facility.
     Under the terms of the New Facility, Huntington is obligated to advance funds to the Company for a period of three years in the following amounts:
               Year 1 — $20 million from July to December; $5 million from January to June;
               Year 2 — $16 million from July to December; $5 million from January to June; and
               Year 3 — $12 million from July to December; $5 million from January to June.
     The termination and maturity date of the New Facility is March 31, 2010, but it may be extended for one-year periods upon the agreement of the Company and Huntington. Under the terms of the New Facility, the Company is required to satisfy certain financial covenants, including (a) satisfying a minimum fixed charge coverage ratio test of not less than 1.25 to 1.0, which is calculated quarterly on a trailing 12-month basis, and (b) maintaining a consolidated net worth of at least $29 million, increased annually by an amount equal to 50% of the Company’s consolidated net income subsequent to June 30, 2007. Further, the New Facility must be rested for at least 30 consecutive days beginning on February 1st of each year and borrowings under the New Facility may not exceed 80% of the Company’s eligible accounts receivable and 50% of its eligible inventory at any given time. The interest rate on the New Facility is a variable rate equal to LIBOR plus 1.20%. Additionally, the Company agreed to pay a quarterly fee for any unused amount of the New Facility equal to 1/4% of the average unused balance of the New Facility.
     The foregoing description of the New Facility does not purport to be complete and is qualified in its entirety by reference to the New Facility, a copy of which is attached hereto as Exhibit 10.1, and the Revolving Credit Note underlying the New Facility, a copy of which is attached hereto as Exhibit 10.2.
Item 1.02      Termination of a Material Definitive Agreement.
     In connection with the New Facility, on March 29, 2007, the outstanding asset-based financing agreement between the Company and CIT (the “CIT/ABL Facility”) and all related agreements were terminated, including (i) the Financing Agreement dated March 31, 2005, (ii) the Factoring Agreement dated March 26, 2004, (iii) the Amendment to Factoring Agreement dated March 31, 2005, (iv) the Grant of Security Interest in Patents, Trademarks, and Licenses dated March 29, 2004; (v) the Equipment Security Agreement dated March 29, 2004; (vi) the Inventory Security Agreement dated March 29, 2004; (vii) the Amended and Restated Pledge Agreement dated March 31, 2005; (viii) the Reaffirmation of Copyright Security Agreement dated March 31, 2005; and (ix) the Reaffirmation of Grant of Security Interest in Patents, Trademarks and Licenses dated March 31,

2005. Additionally, all liens, pledges, financing agreements, and security interests granted by the Company to CIT in connection with the CIT/ABL Facility were terminated and are in the process of being released of record. A description of the CIT/ABL Facility was included in Item 9B of the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005.
Section 9 — Financial Statements and Exhibits.
     Item 9.01      Financial Statements and Exhibits.
(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

Exhibit No.	Description
10.1	Revolving Credit Agreement between R. G. Barry Corporation and The Huntington National Bank, dated March 29, 2007

10.2	Revolving Credit Note given by R. G. Barry Corporation to The Huntington National Bank, dated March 29, 2007

99	News Release of R. G. Barry Corporation dated April 2, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. G. BARRY CORPORATION
April 3, 2007	By:	/s/ Daniel D. Viren
Daniel D. Viren
Senior Vice President — Finance, Chief Financial Officer and Secretary

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